Exhibit k.15

EXECUTION COPY

FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This Fifth Amendment to Amended and Restated Credit Agreement (the “Amendment”) is made effective as of June 13, 2019, by and among TORTOISE ENERGY INFRASTRUCTURE CORPORATION, a Maryland corporation (the “Borrower”); U.S. BANK NATIONAL ASSOCIATION, a national banking association,  BANK OF AMERICA, N.A., and THE BANK OF NOVA SCOTIA (each a “Bank” and, collectively, the “Banks”); and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as the lender for Swingline Loans (in such capacity, the “Swingline Lender”), as agent for the Banks hereunder (in such capacity, the “Agent”), and as lead arranger hereunder (in such capacity, the “Lead Arranger”).  Capitalized terms used and not defined in this Amendment have the meanings given to them in the Credit Agreement referred to below.

Preliminary Statements

(a)         The Banks and the Borrower are parties to an Amended and Restated Credit Agreement dated as of June 23, 2014, as amended by First Amendment to Amended and Restated Credit Agreement dated as of July 10, 2014, Second Amendment to Amended and Restated Credit Agreement dated as of June 15, 2015, Third Amendment to Amended and Restated Credit Agreement dated as of June 12, 2017, and Fourth Amendment to Amended and Restated Credit Agreement dated as of May 29, 2018 (as so amended and as may be further amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the “Credit Agreement”).

(b)         The Borrower has requested certain modifications to the Credit Agreement and the Banks are willing to make such modifications, subject, however, to the terms, conditions and agreements set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.          Modification of Defined Terms (Section 1.1.  The defined terms “FATCA”, “Federal Funds Rate”, “Libor Rate” and “Termination Date” as set forth in Section 1.1 of the Credit Agreement are hereby deleted in their entirety and are replaced with the following:

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

Fifth Amendment to Amended and Restated Credit Agreement

“Federal Funds Rate” means, for any day, the greater of (a) zero percent (0.0%) and (b) the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Central time) on such day on such transactions received by the Agent from three (3) Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

“Libor Rate” means, with respect to a Libor Loan for the relevant Interest Period, the greater of (a) zero percent (0.0%) and (b) the applicable interest settlement rate for deposits in Dollars administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) appearing on the applicable Reuters Screen (or on any successor or substitute page on such screen) as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period, and having a maturity equal to such Interest Period, provided that, if the applicable Reuters Screen  (or any successor or substitute page) is not available to the Agent for any reason, the applicable Libor Rate for the relevant Interest Period shall instead be the applicable interest settlement rate for deposits in Dollars administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) as reported by any other generally recognized financial information service selected by the Agent as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period, and having a maturity equal to such Interest Period.  “Quotation Date” means, in relation to any Interest Period for which an interest rate is to be determined, two (2) Business Days before the first day of that period.

“Termination Date” means June 12, 2021; provided, however, if such day is not a Business Day, the Termination Date shall be the immediately preceding Business Day.

2.           Addition of Defined Terms (Section 1.1).  The following terms are hereby added to Section 1.1 of the Credit Agreement:

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

Fifth Amendment to Amended and Restated Credit Agreement

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

3.           New Section 1.4 (Divisions).  The following Section 1.4 is hereby added to the Credit Agreement:

Divisions.  For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

4.           Modification to Section 3.1(a) (Interest Rate). Section 3.1(a) of the Credit Agreement is deleted in its entirety and is replaced with the following:

3.1         Interest Rate.

(a)          General.

(1)
Revolving Credit Loans.  Interest on each advance of a Revolving Credit Loan hereunder shall accrue at an annual rate equal to, at the Borrower’s election, (i) the Libor Rate plus 1.10% or (ii) the Daily Reset Libor Rate plus 1.10%, as the Borrower shall specify, pursuant to Section 3.7(a) below.

(2)	Swingline Loans. Interest on each advance of a Swingline Loan hereunder shall accrue at an annual rate equal to the Daily Reset Libor Rate plus 1.10%.

5.           Addition to Section 3.7 (Borrowings). The following is added as new Subsection 3.7(c) to the Credit Agreement:

Fifth Amendment to Amended and Restated Credit Agreement

(c)          The Borrower hereby authorizes the Agent and each Bank to make fundings under the Loans upon receipt of an oral or a written request therefor from an Authorized Officer.  The Agent and each Bank shall be entitled to rely upon, and shall not incur any liability for relying upon, any such oral or written request believed by it to be genuine and to have been signed, sent or made by an Authorized Officer. Upon request by the Agent or any Bank, the Borrower agrees to deliver promptly to the Agent and each Bank a written confirmation of each oral request. If the written confirmation of any oral request differs in any material respect from the action taken by the Agent or any Bank, the records of the Agent and/or the Bank will control, absent manifest error.

6.           Addition to Section 3.14 (Sharing of Payments).  The following is added to the Credit Agreement as new Section 3.14(c):

(c)          Notwithstanding anything herein to the contrary, no Bank shall exercise its right of set off without the prior consent of the Agent.

7.           Addition to Section 3.18 (Taxes). The following is added to the end of Subsection 3.18(f)(ii)(D) in the Credit Agreement:

For purposes of determining withholding Taxes imposed under FATCA, the Borrower and the Agent shall treat (and the Banks hereby authorize the Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

8.           Modification to Section 3.15 (Market Disruption of Libor Loans).  The following is added to the end of Section 3.15(a) of the Credit Agreement:

Notwithstanding the foregoing, in the event the Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth above have arisen and such circumstances are unlikely to be temporary, (ii) ICE Benchmark Administration Limited (or any Person that takes over the administration of such rate) discontinues its administration and publication of interest settlement rates for deposits in Dollars, or (iii) the supervisor for the administrator of the interest settlement rate described in this Section or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which such interest settlement rate shall no longer be used for determining interest rates for loans, then the Agent and the Borrower shall seek to jointly agree upon an alternate rate of interest to the Libor Rate and Daily Reset Libor Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and the Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable.  Notwithstanding anything to the contrary in this Agreement, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Banks, a written notice from the Required Banks stating that such Required Banks object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this Section, (x) any request pursuant to this Agreement that requests the conversion of any Loan to, or continuation of any Loan as, a Libor Loan shall be ineffective and any such Loan shall be continued as or converted to, as the case may be, a Base Rate Loan and (y) if any request pursuant to this Agreement requests a Libor Loan, such Loan shall be made as a Base Rate Loan. If the alternate rate of interest determined pursuant to this Section shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

Fifth Amendment to Amended and Restated Credit Agreement

9.           New Section 3.19 (Certain ERISA Matters). The following Section 3.19 is hereby added to the Credit Agreement:

3.19      Certain ERISA Matters.

(a)          Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)   such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)  the transaction exemption set forth in one or more prohibited transaction exemptions issued by the Department of Labor (each, a “PTE”), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the the Commitments and this Agreement,

(iii) (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

Fifth Amendment to Amended and Restated Credit Agreement

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Bank.

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Agent is not a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

10.         New Section 5.1(r) (Covered Entity Representation).  Section 5.1(r) is redesignated to be Section 5.1(s) and the following is hereby added to the Credit Agreement as new Section 5.1(r):

(r)          Covered Entity.  Borrower is not a Covered Entity.

11.         New Section 6.1(p) (Beneficial Ownership Certification). The following Section 6.1(p) is hereby added to the Credit Agreement:

(p)         Beneficial Ownership Certification.  On or promptly after any time at which Borrower becomes subject to the Beneficial Ownership Regulation, Borrower shall provide Agent with a completed Beneficial Ownership Certification in Agent’s standard form or in such other form and substance as reasonably acceptable to the Agent.

12.         Modification of Section 9.18 (Electronic Transactions).  The following is hereby added to the end of Section 9.18 of the Credit Agreement:

The Agent and each Bank are authorized, when appropriate, to convert any note into a “transferable record” under the Uniform Electronic Transactions Act.

13.         New Section 9.21 (Supported QFC).  The following is hereby added to the Credit Agreement as new Section 9.21:

Fifth Amendment to Amended and Restated Credit Agreement

9.21      Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any interest rate protection contract, swap contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)         In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)         As used in this Section 9.21, the terms “BHC Act Affiliate,” “Covered Entity,” “Default Right,” and “QFC” have the meanings set forth in Section 1.1 of this Agreement.

14.        Reaffirmation of Credit Documents.  The Borrower reaffirms its obligations under the Credit Agreement, as amended hereby, and the other Credit Documents to which it is a party or by which it is bound, and represents, warrants and covenants to the Agent and the Banks, as a material inducement to the Agent and each Bank to enter into this Amendment, that (a) the Borrower has no and in any event waives any, defense, claim or right of setoff with respect to its obligations under, or in any other way relating to, the Credit Agreement, as amended hereby, or any of the other Credit Documents to which it is a party, or the Agent’s or any Bank’s actions or inactions in respect of any of the foregoing, and (b) all representations and warranties made by or on behalf of the Borrower in the Credit Agreement and the other Credit Documents are true and complete in all material respects on the date hereof as if made on the date hereof (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

Fifth Amendment to Amended and Restated Credit Agreement

15.        Conditions Precedent to Amendment.  Except to the extent waived in a writing signed by the Agent and delivered to the Borrower, the Agent and the Banks shall have no duties under this Amendment until the Agent shall have received fully executed originals of each of the following, each in form and substance satisfactory to the Agent:

(a)          Amendment.  This Amendment;

(b)          Opinion of Borrower’s Counsel.  An opinion of counsel to Borrower in form and substance reasonably satisfactory to the Agent.

(c)          Secretary’s Certificate.  A certificate from the Secretary or Assistant Secretary of the Borrower certifying to the Agent that, among other things, (i) the resolutions of the board of directors of the Borrower attached to said Certificate authorizing the Borrower to enter into this amendment have not been rescinded or otherwise modified and remain in full force and effect as of the date hereof, (ii) the articles of incorporation of the Borrower attached to said certificate remain in full force and effect and have not been amended or otherwise modified or revoked, and (iii) the Amended and Restated By-laws of the Borrower as delivered to the Agent pursuant to the Secretary’s Certificate dated January 15, 2014, from the Borrower’s secretary remain in full force and effect and have not been amended or otherwise modified or revoked.

(d)          Form FR U-1.  Form FR U-1 (Board of Governors of the Federal Reserve System) executed by Borrower regarding the credit facility.

16.        No Other Amendments; No Waiver of Default.  Except as amended hereby, the Credit Agreement and the other Credit Documents shall remain in full force and effect and be binding on the parties in accordance with their respective terms.  By entering into this Amendment, the Agent and the Banks are not waiving any Default or Event of Default which may exist on the date hereof.

17.        Expenses/Fees.  The Borrower agrees to pay and reimburse the Agent and/or the Banks for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the negotiation, preparation, execution, delivery, operation, enforcement and administration of this Amendment, including the reasonable fees and expenses of counsel to the Agent and the Banks.

Fifth Amendment to Amended and Restated Credit Agreement

18.        Counterparts; Fax Signatures.  This Amendment and any documents contemplated hereby may be executed in one or more counterparts and by different parties thereto, all of which counterparts, when taken together, shall constitute but one agreement.  This Amendment and any documents contemplated hereby may be executed and delivered by facsimile or other electronic transmission and any such execution or delivery shall be fully effective as if executed and delivered in person.

19.         Governing Law.  This Amendment shall be governed by the same law that governs the Credit Agreement.

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Fifth Amendment to Amended and Restated Credit Agreement

K.S.A. §16-118 Required Notice.  This statement is provided pursuant to K.S.A. §16-118:  “THIS AMENDMENT TO CREDIT AGREEMENT IS A FINAL EXPRESSION OF THE AMENDMENT TO CREDIT AGREEMENT BETWEEN THE BANKS (AS CREDITORS) AND THE BORROWER (AS DEBTOR) AND SUCH WRITTEN AMENDMENT TO CREDIT AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL AMENDMENT TO CREDIT AGREEMENT OR OF A CONTEMPORANEOUS ORAL AMENDMENT TO CREDIT AGREEMENT BETWEEN THE BANKS AND THE BORROWER.”  THE FOLLOWING SPACE CONTAINS ANY NON-STANDARD TERMS, INCLUDING THE REDUCTION TO WRITING OF ANY PREVIOUS ORAL AMENDMENT TO CREDIT AGREEMENT:

NONE.

The creditors and debtor, by their respective initials or signatures below, confirm that no unwritten amendment to credit agreement exists between the parties:

Creditor:	/s/ LEB	(US Bank)

Creditor:	/s/ KC	(Bank of Nova Scotia)

Creditor:	/s/ AJ	(Bank of America)

Debtor:	/s/ PBA

[signature page(s) to follow]

Fifth Amendment to Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

TORTOISE ENERGY INFRASTRUCTURE CORPORATION,

the Borrower

By:	/s/ P. Bradley Adams
Name: P. Bradley Adams
Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
as Agent and as a Bank

By:	/s/ Lucas Bross
Name: Lucas Bross
Title: Vice President

THE BANK OF NOVA SCOTIA,
as a Bank

By:	/s/ Kevin Chan
Name: Kevin Chan
Title: Director

BANK OF AMERICA, N.A.,
as a Bank

By:	/s/ Alok Jain
Name: Alok Jain
Title: Senior Vice President

Fifth Amendment to Amended and Restated Credit Agreement